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                                                                    EXHIBIT 2.4

                 BUSINESS RELATIONSHIP RESTRUCTURING AGREEMENT

        This Business Relationship Restructuring Agreement (this "Agreement") is made and entered into as of March 12, 2002, by and between Wireless WebConnect!, Inc., a Delaware corporation (the "Company"), and Banca del Gottardo and its clients ("BdG"). The Company and BdG are sometimes each referred to herein as a "Party", and collectively as the "Parties".

                              W I T N E S E T H :

        WHEREAS, the Company and BdG are parties to certain agreements involving BdG's business relationship with the Company pursuant to which BdG has loaned money to the Company and acquired shares of the Company's common stock, $.01 par value per share ("Common Stock") and warrants to purchase shares of Common Stock; and

        WHEREAS, the Parties desire to restructure such business relationship to the extent provided herein;

        NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

        1. EXCHANGE FOR SERIES B CONVERTIBLE PREFERRED STOCK. Effective as of the Effective Time (as defined below), BdG shall be deemed to have surrendered to the Company all warrants to purchase Common Stock (the "Warrants") held of record by BdG and all principal of, and accrued but unpaid interest on, that certain 7% Convertible Subordinated Note, due June 11, 2004, as amended and extended, issued by the Company to BdG (the "Note"), in exchange for an aggregate of 24,000 duly and validly issued, fully paid and nonassessable shares of the Company's Series B Convertible Preferred Stock (the "Series B Stock"), having the rights and preferences set forth in the Certificate of the Designations, Preferences, Rights and Limitations of Series B Preferred Stock of the Company, a copy of which is attached hereto as EXHIBIT A (the "Certificate of Designations"). BdG shall retain all shares of Common Stock held by BdG. Promptly following the Effective Time, BdG shall deliver to the Company the Warrants and the Notes, marked "Cancelled".

        2. CONVERSION OF SERIES B STOCK. BdG acknowledges and agrees that the Company does not currently have sufficient shares of authorized but unissued Common Stock in order for the Series B Stock to be converted, and that the Certificate of Designation prohibits conversion until such time as a sufficient number of shares of Common Stock have been authorized and reserved for issuance upon conversion of all then outstanding shares of Series B Stock; and that the Company must cause such condition to be satisfied prior to June 11, 2004.

        3. OTHER ISSUANCES OF SERIES B STOCK; EFFECTIVE TIME. BdG acknowledges and agrees that the Company and a newly-formed subsidiary of the Company ("Merger Sub") are entering into an Agreement and Plan of Merger (the "Merger Agreement") with E-Home.com, Inc., a Texas corporation ("E-Home"), and the shareholders of E-Home (the "E-Home Shareholders"), pursuant to which, among other things, Merger Sub will be merged with and into E-Home (the "Merger"), and the E-Home Shareholders will receive an aggregate of 176,000 shares of Series B Stock. As a material inducement for BdG to effect the conversion contemplated in Section 2 above, BdG has demanded that the E-Home Shareholders be subject to and bound by the provisions set forth in


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Section 7.2(c) of the Merger Agreement. BdG also hereby agrees to be bound by and subject to the provisions of Section 7.2(c) of the Merger Agreement with respect to the shares of Series B Stock being issued to BdG pursuant to this Agreement. As used herein, the "Effective Time" shall mean the effective time of the Merger.

        4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants that the following are true and correct as of the date hereof:

                (a) The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary action, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof.

                (b) As of the date hereof, the authorized capital stock of the Company consists of 60,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, $.01 par value per share ("Preferred Stock"), of which 200,000 shares have been designated as Series B Stock. As of the date hereof, 35,386,459 shares of Common Stock and no shares of Preferred Stock were issued and outstanding. All the outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable. Immediately after the Effective Time, the Company will have an aggregate of 200,000 shares of Series B Stock issued and outstanding.

        5. REPRESENTATIONS AND WARRANTIES OF BdG. BdG hereby represents and warrants that the following are true and correct as of the date hereof:

                (a) BdG has the power and authority to execute, deliver and perform its obligations under this Agreement, and the execution, delivery and performance by it of this Agreement has been duly authorized by all necessary action, and this Agreement constitutes the valid and binding obligation of BDG, enforceable against it in accordance with the terms hereof.

                (b) BdG owns the Warrants and the Note and has not assigned, sold, conveyed or otherwise transferred any rights thereunder or therein to any third party.

                (c) STATUS OF BdG.

                    (i) BdG is knowledgeable in making investments and is able to bear the economic risk of loss of its investment the Company. BdG is an "accredited investor", as that term is defined in Rule 501(a) of Regulation D under the untied States Securities Act of 1933, as amended (the "Securities Act").
                BdG is acting on its own behalf in connection with the investigation and examination of the Company and its decision to execute this Agreement and all related documents, instruments and agreements. BdG acknowledges that the Series B Stock will be unregistered and may not be sold or transferred in the absence of registration under the Securities Act and applicable state securities laws, unless an exemption exists therefore, and the Company has no obligation to effect such a registration.

                   (ii) BdG acknowledges the Company has made all documents
                pertaining to the transactions contemplated herein, in the Exhibits and Schedules attached



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                hereto and as filed with the Securities and Exchange Commission available to BdG and has allowed such BdG an opportunity to ask questions and receive answers thereto and to verify and clarify any information contained in such documents. BdG has relied upon its independent investigation, and acknowledges that no representations or agreements other than those set forth in this Agreement have been made to BdG in respect thereto.

        6. AMENDMENT AND ASSIGNMENT. This Agreement may be amended, modified or supplemented only by an instrument in writing executed by all the parties hereto. This Agreement shall extend to and be binding upon each of the parties and their respective successors and assigns.

        7. GOVERNING LAW. This Agreement and the rights and obligations of the parties hereto, shall be governed, construed and enforced in accordance with the laws of the State of Delaware.

        8. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same document.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


                                        WIRELESS WEBCONNECT!, INC.



                                        By: /s/ John J. McDonald, Jr.
                                        Name: John J. McDonald, Jr.
                                        Title: Chief Executive Officer

                                        BANCA DEL GOTTARDO



                                        By: /s/  Fabio Testori
                                        Name: Fabio Testori
                                        Title: Chief Financial Officer



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